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599 Menlo Drive, Suite 200
Rocklin, CA  95765-3708
Telephone (916) 415-0864 - Fax (916) 415-0645
www.idwlcd.com

                                                                    NEWS RELEASE
                                                             OTC BB Symbol: IDWK
                              For Immediate Release

International DisplayWorks, Inc. to Present at Friedland Capital's Undervalued Equities Conference Featuring Companies Covered by J.M. Dutton & Associates in New York City

Rocklin, California, December 2, 2003 - International DisplayWorks, Inc. ("IDW"), today announced that it's Chief Executive Officer, Stephen C. Kircher will be in New York to introduce IDW by a presentation at Friedland Capital's Undervalued Equities Conference featuring companies covered by J.M. Dutton & Associates. Mr. Kircher is scheduled to present at 11:20 a.m. (Eastern Time), Wednesday, December 3, 2003. A copy of the presentation will be available on Friedland Capital's website at www.friedlandcapitalevents.com/Webcasts.htm or by contacting IDW.

In his presentation, Mr. Kircher intends to introduce IDW, outline current operations and define prospects for the Company's future to the audience.

The Friedland Capital conference will take place at the Harvard Club in New York City. Registration information is available by contacting Friedland Capital at 303-282-9656 or online at www.friedlandcapitalevents.com. Friedland Capital is the world's largest sponsor of financial and investment events, sponsoring over 200 events annually, in 18 US cities and 3 European cities.

About International DisplayWorks

     International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. The Company manufactures its products in a 270,000 square feet manufacturing facility in the People's Republic of China (PRC) and employs approximately 1,500 persons. Sales offices are located in Rocklin, CA, Hong Kong, the United Kingdom, and Shenzhen, PRC.

For additional information contact:
Steve Kircher - (916) 415-0864            or:                 Investor Relations
CEO, International DisplayWorks, Inc.           at investor-relations@idwusa.com

The International DisplayWorks, Inc. website is www.idwlcd.com
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NOTE: The foregoing is news relating to International DisplayWorks,  Inc. ("IDW"
or "the Company") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform  Act  of  1995.  The   forward-looking   statements   involve  risks  and
uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management, including without limitation, IDW (as defined herein)
and  the   Company's   other   subsidiaries,   are  intended  to  identify  such
forward-looking  statements.  The  Company's  actual  results,   performance  or
achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the Company's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

Keyword: California  Industry Keywords: Liquid Crystal Display, LCD, Electronics